PURCHASE AGREEMENT

BETWEEN

MCIG, INC.
a Nevada corporation,

and

Vapomins Vertiebsgesellschaft mbH a Germany company

DATED:

January 5, 2017

TABLE OF CONTENTS

1	.	Definitions		1

2	.	Purchase and Sale of Business		4

		2.1	Purchase and Sale	4
		2.2	Purchased Assets	4
		2.3	Excluded Assets	4
		2.4	Assumption of Certain Liabilities	5
		2.5	Excluded Liabilities	5

3	.	Purchase Price and Payment		5

		3.1	Purchase Price	5
		3.2	Third Party Acknowledgments	6
		3.3	Tax and Accounting Consequences	6
		3.4	Price Reduction Upon Certain Events	6

4	.	Pre-Closing Matter		6

		4.1	Operation of Purchased Assets	6
		4.2	Consents	7
		4.3	Notification of Certain Events	7
		4.4 Access to Information		8
		4.5	Public Announcements	8

5	.	Conditions to Closing		8

		5.1	Transferor’s Conditions	8
		5.2	Acquiror’s Conditions	9

6	.	Closing		10

		6.1	Time and Place of Closing	10
		6.2	Closing Deliveries	10
		6.3	Closing Cost	11
		6.4	Possession	11

7	.	Representations and Warranties		11

		7.1	Transferor’s Representations and Warranties	11
		7.2	Acquiror’s Representations and Warranties	18

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8	.	Additional Covenants		19

		8.1	Covenants by Each Party	20
		8.2	Indemnification	20
		8.3	Retention of and Access to Books and Records	20

9	.	Termination		20

		9.1	Termination Events	20
		9.2	Effect of Termination	20

10	.	Default; Remedies		21

		10.1	Time of Essence	21
		10.2	Remedies	21
		10.3	First Right of Refusal	21
		10.4	Default of Terms and Conditions	21

11	.	Survival of Representations and Warranties		21

		11.1	Survival of Representations and Warranties	21

12	.	Limitation on Liability		23

13	.	Construction and Interpretation		23

14	.	Miscellaneous Provisions		23

		15.1	Survival of Covenants	24
		15.2	Expenses	24
		15.3	Binding Effect	24
		15.4	Assignment	24
		15.5	Notices	24
		15.6	Waiver	25
		15.7	Amendment	25
		15.8	Severability	25
		15.9	Integration	25
		15.10	Governing Law	25
		15.11	Arbitration	25
		15.12	Execution	26
		15.13	Waiver of Conflicts	26
		15.14	Incorporation of Recitals, Exhibits, and Schedules	26
		15.15	Further Assurances	26
		15.16	Bulk Sales	26

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PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into on the this 5th day of August, 2016 (the “Effective Date”) by and between mCig, Inc., a Nevada corporation (“mCig” or “Acquiror”) on the one hand and VAPOMINS VERTIEBSGESELLSCHAFT MBH, a Germany company who resides at “Am Glockenbach 7, 80469 Munich, Germany (together and/or separately as the “Transferor”) on the other hand.

RECITALS

     A. Transferor is in the business of sales and distribution of supplies to service the cannabis and CBD markets, and other similar products, both in retail and wholesale sales (the “Business”).

     B. Transferor wishes to sell to Acquiror certain assets as described in Section 2.2 associated with Transferor’s Business and Acquiror wishes to purchase such assets from Transferor, in each case on the terms and conditions set forth in this Agreement (this term and all other capitalized terms used herein having the respective meanings set forth in this Agreement).

AGREEMENTS

     In consideration of the foregoing, the mutual covenants of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:
“Agreement” shall mean this Purchase Agreement.
“Acquiror” shall have the meaning set forth in the preamble to this Agreement.

     “Acquiror’s Knowledge” shall mean that any of the officers or directors of Acquiror are actually aware of a particular fact or other matter.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4.

     “Best Efforts” shall mean the efforts that a prudent Person who wishes to achieve a result would use in similar circumstances to achieve such result as expeditiously as reasonably possible.

“Bill of Sale” shall mean the document described in Section 6.2.1(a).

     “Books and Records” shall mean all books and records of Transferor that are necessary to conduct the Business, the ownership, use, and operation of the Purchased Assets, or the payment or performance of the Assumed Liabilities, including any such records maintained on computer and all related computer software.

“Breach” shall mean any material inaccuracy in or material breach of, or any material failure to perform or comply with, any representation, warranty, covenant, obligation, or other provision of this Agreement or any document delivered pursuant to this Agreement.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in Seattle, Washington are authorized or required by applicable Legal Requirements to be closed.

“Closing” shall mean the closing of this transaction, at which the events set forth in Section 6.2 shall occur.

“Closing Date” shall mean the date on which the Closing occurs.

“Preferred Stock” shall have the meaning set forth in Section 3.1.

“Consent” shall mean any approval, consent, ratification, waiver, or other authorization, including any Governmental Authorization.

“Contract” shall mean any agreement, contract, lease, obligation, promise, or understanding, whether written or oral and whether express or implied, that is legally binding.

“Damages” shall have the meaning set forth in Section 8.2.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Excluded Assets” shall have the meaning set forth in Section 2.3.

“Governmental Authority” shall mean any national, federal, state, provincial, county, municipal, or local government, foreign or domestic, or the government of any political subdivision of the any of the foregoing, or any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to the government, including any quasi-governmental entity established to perform any such functions.

 “Governmental Authorization” shall mean any Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Intellectual Property” shall mean, as it relates to the VitaStik brand (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptation, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, I all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation) and (g) all other proprietary rights.

 “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, rule, statute, or treaty.

“Lien” shall mean a monetary encumbrance against a Purchased Asset.

“Ordinary Course of Business” shall mean any action taken by a Person if, and only if, such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” shall mean (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and certificate of limited partnership of a limited partnership, (iv) any charter, operating agreement, or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (v) any amendment to any of the foregoing.

“Patents” shall mean those patents used in the Business and listed on Exhibit 1 hereto.

“Permitted Encumbrances” shall mean those encumbrances incurred in the ordinary course of business or otherwise in existence as of the Closing Date.

“Person” shall mean an individual, partnership, corporation, limited liability company, joint stock company, trust, unincorporated organization or association, joint venture, or other organization, whether or not a legal entity, or a Governmental Authority.

“Possession Date” shall mean 12:01 a.m., on the day following the Closing Date.

“Proceeding” shall mean any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchased Assets” shall have the meaning set forth in Section 2.2.

“Release Agreement” shall mean the Agreement described in Section 8.1.1.

“Representative” shall mean, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of or to such Person, including such Person’s attorneys, accountants, and financial advisors.

“Transferor” shall have the meaning set forth in the preamble to this Agreement.

“Transferor Shareholders” shall have the meaning set forth in Section 3.2.

 “Transferor’s Knowledge” shall mean that any of the officers or directors of Transferor are actually aware of a particular fact or other matter.

“Tax” shall mean any tax (including any income tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee

2. Purchase and Sale of Assets.

2.1 Purchase and Sale. Transferor agrees to transfer and sell the assets to Acquiror, and Acquiror agrees to acquire the assets from Transferor, in each case for the price and on the terms and conditions set forth in this Agreement. Upon payment of the Purchase Price as described in Section 3 hereof and the satisfaction of the other terms of this Agreement, Transferor shall sell, transfer, assign and deliver all acquired assets to Acquiror on the Closing Date free and clear of any and all liens, encumbrances, security interests or obligations, except for Permitted Encumbrances.

2.2 Purchased Assets. The assets to be sold by Transferor to Acquiror pursuant to this Agreement (the “Purchased Assets”) are listed in Exhibit 2.2, with the exception of the Excluded Assets described in Section 2.3.

2.3 Excluded Assets. All assets of Transferor not specifically included in the Purchased Assets (the “Excluded Assets”) shall not be acquired by Acquiror pursuant to this Agreement.

2.4 Assumption of Certain Liabilities. Acquiror shall at Closing assume certain liabilities of Transferor described on Exhibit 2.4 (the “Assumed Liabilities”), but excluding any other liabilities of Transferor whatsoever.

2.5 Excluded Liabilities. Acquiror shall not assume any of the liabilities of Transferor not identified in Section 2.4 above. Without limiting the generality of the foregoing, Acquiror shall not assume any liabilities:

(a) attributable to any of the Excluded Assets;

(b) liabilities for any income, gain, profit or similar Tax arising out of or resulting from the sale, conveyance, transfer, assignment and delivery of the Purchased Assets provided for in this Agreement;

(c) all Taxes imposed on or with respect to the Business for all Pre-Closing Periods;

(d) liabilities for any sales, exercise, transfer or other tax on or arising out of the sale, conveyance, transfer, assignment or delivery of the Purchased Assets;

(e) liabilities and obligations pursuant to any agreements relating to the employment of any individual in connection with Transferor’s business, including, but not limited to liabilities for any option, warrant, bonus, performance, golden parachute, consulting, or similar liability;

(f) liabilities and obligations (whether fixed or contingent) with respect to the Employee Benefit Plans; and

(g) all liabilities and obligations arising out of the Excluded Assets. (h) liability for any contract not assigned to Acquiror; (i) liability for any employee or stockholder loan;

(j) liability for any pending lawsuits, including those listed on Schedule 7.1.15; and

(k) liability for Transferor’s costs, fees, and expenses of this transaction.

3. Purchase Price and Payment.

3.1 Purchase Price. In consideration of (i) the sale, transfer and conveyance to Acquiror of the Assets, Acquiror shall, at the Closing, transfer to Transferor One Million Five

Hundred Thousand (1,500,000) shares of Common Stock of MCig Corporation. The consideration described in this Section 3.1 is herein referred to as the “Purchase Price.” The conversion price shall be the price of the stock on the date of the execution of this Agreement by all Parties.

3.2 Third Party Acknowledgments. VAPOMINS VERTIEBSGESELLSCHAFT MBH unanimously approved the terms of this Agreement at its January 5, 2017 Board of Director Meeting, and hereunder acknowledges the above referenced transfer of Assets to the Transferor. VAPOMINS VERTIEBSGESELLSCHAFT MBH may allocate the distribution of the stock which constitutes the Purchase Price under this Agreement to its Owners. A complete list of the distribution of the Common Stock of MCig is listed in Schedule 3.2, as provided by the Transferor.

3.3 Tax and Accounting Consequences. As a result of the transfer of the Assets to Transferor, in accordance with the terms and conditions set forth in this Agreement, there may be certain Tax and accounting consequences to the shareholders of the Transferor (the “Transferor Shareholders”), who will be the ultimate recipients of the Common Shares.

ACQUIROR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, NOR ARE ANY INTENDED OR SHOULD ANY BE INFERRED, REGARDING THE ECONOMIC RETURN OR THE TAX CONSEQUENCES TO THE TRANSFEROR SHAREHOLDERS WHO WILL ACQUIRE THE COMMON SHARES. ACQUIROR, THEREFORE, RECOMMENDS THAT THE TRANSFEROR SHAREHOLDERS CONSULT THEIR OWN ATTORNEYS, ACCOUNTANTS AND FINANCIAL ADVISORS ABOUT THE LEGAL AND TAX CONSEQUENCES AND THE FINANCIAL RISKS AND MERITS OF RECEIVING THE COMMON SHARES.

3.4 Price Reduction Upon Certain Events. In the event of any damage, loss, destruction or condemnation of any of the assets constituting the Business (excluding damage or destruction caused by Acquiror or any of its affiliates), or any taking of any of the assets constituting the Business by eminent domain, between the Effective Date and the Closing Date, Acquiror shall have the right, by notice given to Transferor within ten (10) days of such event (but in any case prior to the Closing Date), to terminate this Agreement.

3.5 Right of Repurchase. In the event the Acquiror decides to sell the assets acquired in this transaction, or upon mutual consent of the Parties, the Transferor shall have the right to repurchase the assets in exchange for the number of shares issued to the Transferor as part of the Purchase Price.

4.	Pre-Closing Matter.

4.1 Operation of Business. Between the Effective Date and the Closing Date, Transferor shall:

4.1.0 Not sell, lease, or otherwise transfer or dispose of any assets used in the Business, or any interest therein, other than transfers and dispositions made in the Ordinary Course of Business or transfers and dispositions otherwise authorized by its President;

4.1.1 Not permit or allow any assets used in the Business to become subject to any additional Lien (other than Permitted Encumbrances);

4.2	Consents.

4.2.1 Acquiror and Transferor shall use their respective Best Efforts, each at its own expense, to obtain all such Consents as soon as practicable after the Effective Date required to transfer the assets to Acquiror. In the event any such Consent is not obtained by the Closing Date, Transferor agrees to continue to use its Best Efforts thereafter, in cooperation with Acquiror, to obtain such Consent as soon as practicable.

     4.2.2 Acquiror shall provide all cooperation reasonably requested by Transferor in connection with obtaining the Consents, including the provision of any information relating to Acquiror that may be requested by the Person from whom any such Consent is required.

4.3	Notification of Certain Events.
4.3.1 By Transferor. Between the Effective Date and the Closing Date,

Transferor shall give prompt notice to Acquiror in the event Transferor becomes aware of (i) any fact or condition that causes or constitutes a Breach of any representation or warranty of Transferor set forth herein as of the Effective Date, (ii) any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, (iii) the occurrence of any Breach of any covenant of Transferor in this Agreement, or (iv) the occurrence of any event that Transferor believes will make the satisfaction of any of the conditions set forth in Section 5 impossible or unlikely. In the event that any fact or condition of the type described in the foregoing clause (i) or (ii) would have required any change in any of the Schedules or Exhibits to this Agreement if such fact or condition had occurred or been known as of the Effective Date, Transferor shall promptly deliver to Acquiror a supplement to such Schedule or Exhibit specifying the necessary change.

     4.3.2 By Acquiror. Between the Effective Date and the Closing Date, Acquiror shall give prompt notice to Transferor in the event Acquiror becomes aware of (i) any fact or condition that causes or constitutes a Breach of any representation or warranty of Acquiror set forth herein as of the Effective Date, (ii) any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, (iii) the occurrence of any Breach of any covenant of Acquiror in this Agreement, or (iv) the occurrence of any event that Acquiror believes will make the satisfaction of any of the conditions set forth in Section 5 impossible or unlikely. In the event that any fact or condition of the type described in the foregoing clause (i) or (ii) would have required any change in any of the Schedules or Exhibits to this Agreement if such fact or condition had occurred or been known as of the Effective Date, Acquiror shall promptly deliver to Transferor a supplement to such Schedule or Exhibit specifying the necessary change.

     4.3.3 No Effect on Remedies. The delivery of a notice or supplement pursuant to Sections 4.3.1 and 4.3.2 shall have no effect on the remedies of any party hereunder.

     4.4 Access to Information. Between the Effective Date and the Closing Date, Transferor shall, upon reasonable notice from Acquiror, (i) give Acquiror and its representatives access (during normal business hours), in a manner so as not to interfere with Transferor’s normal operations and subject to reasonable restrictions imposed by any such representative, to all key employees employed in the Business and to all the Books and Records relating thereto, and (ii) cause its representatives to make available to Acquiror for the purpose of making copies thereof such financial and operating data and other information with respect to the Business as Acquiror may reasonably request.

     4.5 Public Announcements. Except as otherwise required by applicable Legal Requirements, any public announcement or similar publicity with respect to this Agreement or this transaction shall be issued, if at all, only with such contents, at such time and in such manner as the parties may agree. If a party believes that it is required by applicable Legal Requirements to make any such public announcement, it shall first provide to the other party the content of the proposed announcement, the reasons such announcement is required to be made, and the time and place that the announcement will be made.

5.	Conditions to Closing.
5.1 Transferor’s Conditions. Transferor’s obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Transferor in writing in its sole discretion) of each of the following conditions:

     5.1.1 All representations and warranties of Acquiror set forth in this Agreement and each such representation and warranty shall have been accurate in all respects as of the Effective Date and shall be accurate in all respects as of the Closing Date, as if made on the Closing Date.

     5.1.2 (i) All of the covenants and obligations that Acquiror is obligated to perform or comply with pursuant to this Agreement prior to or at the Closing and each such covenant and obligation (considered individually) shall have been performed and complied with in all respects; and (ii) Acquiror shall have made the deliveries of documents required to be made pursuant to Section 6.2.2; provided, however, that with respect to the covenants and obligations described in this Section 5.1.2, a failure of the foregoing condition shall not be deemed to have occurred unless (a) Transferor has given Acquiror notice specifying the nature of any Breach of such covenants or obligations in reasonable detail, and (b) either (y) Acquiror has failed to cure such Breach within ten (10) business days after such notice is given, or (z) if such Breach cannot be cured solely by the payment of money and cannot reasonably be cured within ten (10) business days despite the exercise of Best Efforts, Acquiror has failed to commence curative action within ten (10) Business Days after such notice is given or thereafter fails to complete the cure of such Breach as soon as practicable.

     5.2 Acquiror’s Conditions. Acquiror’s obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Acquiror in its sole discretion) of each of the following conditions:

     5.2.1 All representations and warranties of Transferor set forth in this Agreement shall have been accurate as of the Effective Date and shall be accurate as of the Closing Date, as if made on the Closing Date.

     5.2.2 All of the covenants and obligations that Transferor are obligated to perform or comply with pursuant to this Agreement prior to or at the Closing shall have been performed and complied with; and (ii) Transferor shall have made the deliveries of documents required to be made pursuant to Section 6.2.1.

     5.2.3 To the extent, if any, that Acquiror is required to obtain any Governmental Authorizations that relate to the Business or the ownership, use, and operation of the assets used in the Business, Acquiror shall have obtained such Governmental Authorizations and such Governmental Authorizations shall be in full force and effect as of the Closing Date or subject to issuance to Acquiror upon consummation of this transaction.

     5.2.4 As of the Closing Date, there shall not be in effect any legal requirement or any injunction or other order that prohibits the transfer of any portion of the Purchased Assets by Transferor to Acquiror.

     5.2.5 Between the Effective Date and the Closing Date, there shall have been no damage to or destruction of any of the assets used in the Business (excluding damage or destruction (i) caused by Acquiror or any of its affiliates; or (ii) that does not have a material adverse effect on the Businesses), nor any taking of any material portion of the assets used in the Business by eminent domain.

     5.2.6 Since the Effective Date, there shall not have been commenced or threatened against Acquiror or Transferor or any related person of Acquiror or Transferor any proceeding (i) seeking damages or other relief in connection with, any aspect of this transaction, or (ii) that could reasonably be expected to have the effect of preventing this transaction or making this transaction illegal.

     5.2.7 Transferor shall have executed a Release Agreement, on terms and conditions acceptable to Acquiror.

     5.2.8 Transferor shall have executed all documents necessary to transfer and assign any of the Transferor’s Intellectual Property which is being transferred pursuant to this Agreement.

5.2.9 The Shareholders of Transferor shall have approved the transaction.

6.	Closing.
6.1 Time and Place of Closing. The Closing shall take place at the corporate offices of ACT or at such other location as the parties may mutually agree. Subject to the provisions of Section 7, the Closing shall take place commencing at 2:00 p.m. (Eastern Standard Time) on January 15, 2017, which may be done by facsimile.

6.2	Closing Deliveries.
	6.2.1	At the Closing, Transferor shall deliver, or cause to be delivered, to Acquiror:

(a) A fully executed Bill of Sale and Assignment and Assumption in the form of Exhibit 6.2.1 to this Agreement (the “Bill of Sale”) conveying to Acquiror all personal property to be acquired by Acquiror pursuant to this Agreement and providing for (i) the assignment to Acquiror of the contract rights, and all other intangible personal property included in the assets used in the Business and (ii) Acquiror’s assumption of the Assumed Liabilities;

(b) A Certificate of an officer of Transferor (i) certifying to the attached resolutions of the board of directors and shareholders, if the board of directors deems it necessary, of Transferor authorizing this transaction, and (ii) attesting to the incumbency of the authorized officers of Transferor executing this Agreement and the Transferor’s closing documents;

(c) A duly authorized and executed Release Agreement required by Section 8.1.1;

(d) A Certificate of an authorized officer of the Transferor certifying as to the accuracy of the Transferor’s representations and warranties under Section 7.1;

(e) All Consents necessary to permit Transferor to transfer the Purchased Assets to Acquiror; and

(f) All necessary documents to transfer and assign the Intellectual Property which is being transferred pursuant to this Agreement; and

6.2.2 At the Closing, Acquiror shall deliver, or cause to be delivered, to Transferor:

(a) A counterpart copy of the Bill of Sale, executed by Acquiror;

(b) ACertificate of an authorized officer of Acquiror (i) certifying attached resolutions of the boards of directors and shareholders of Acquiror authorizing this transaction, and (ii) attesting to the incumbency of the authorized officer of Acquiror executing this Agreement and the Acquiror’s closing documents;

(c) A duly authorized and executed Release Agreement as required by Section 8.1.1;

(d) A Certificate of an authorized officer of the Acquiror certifying as to the accuracy of the Acquiror’s representations and warranties under Section 7.2;

(e) A Certificate of an authorized officer of the Acquiror certifying the number of shares that Transferor shall be entitled to in accordance with the terms and conditions of this Agreement; and

(f) A counterpart copy of necessary documents to transfer and assign the Intellectual Property which is being transferred pursuant to this Agreement.

6.3 Closing Costs. Acquiror shall pay all closing costs associated with the Closing: (i) recording fees with respect to the assignment of any Intellectual Property and (ii) all sales and excise taxes due in connection with this transaction.

6.4 Possession. Acquiror shall be entitled to possession of the Purchased Assets on the Possession Date as that term is defined in Section 1.

7.	Representations and Warranties.

     7.1 Transferor’s Representations and Warranties. warrants to Acquiror as follows:

Transferor represents and

     7.1.1 Organization and Good Standing. Transferor is a corporation, duly formed, validly existing and in good standing under the laws of the country of Germany. Transferor has the corporate power to own its properties and to carry on its business as now being conducted. Transferor is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), prospects, financial condition or results of operations of Transferor (hereinafter referred to as a “MATERIAL ADVERSE EFFECT”). Transferor has delivered a true and correct copy of its Articles of Incorporation and By-laws, each as amended to date, to Acquiror.

     7.1.2 Title to Assets. Transferor has good and marketable title to the assets used in the Business, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges and restrictions of any nature whatsoever, except such Permitted Encumbrances, as that term is defined in Section 1. By virtue of the deliveries made at the Closing, Acquiror will obtain good and marketable title to the Purchased Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, equities, charges and restrictions of any nature whatsoever, except any Permitted Encumbrances.

7.1.3	Authority; No Conflict.

This Agreement constitutes the legal, valid, and binding obligation of Transferor, enforceable against Transferor in accordance with its terms. Upon its execution and delivery by Transferor at the Closing, the Transferor’s closing documents will constitute the legal, valid, and binding obligations of Transferor, enforceable against Transferor in accordance with its respective terms. Transferor has full corporate power, authority, and capacity to execute and deliver this Agreement and Transferor’s closing documents and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Boards of Directors, and shareholders, if the Boards of Directors deems it necessary, of Transferor has approved this Agreement and the transactions contemplated hereby.

Neither the execution and delivery of this Agreement, nor the performance of any of Transferor’s obligations hereunder, nor the consummation of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice, lapse of time, or both), (i) contravene, conflict with or result in a violation of any provision of Transferor’s Organizational Documents or any resolution adopted by the Boards of Directors or shareholders of Transferor; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other person the right to challenge this transaction or to exercise any remedy or obtain any relief under, any legal requirement or any order to which Transferor or any of the assets used in the Business is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of any governmental authorization; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract;

or (v) result in the imposition or creation of any lien upon or with respect to any of the assets used in the Business; except, in the case of clauses (i), (ii) and (iii) above, for contraventions, conflicts or violations which do not have a material adverse effect on the ability of Transferor to consummate the transactions contemplated hereby.

Transferor represents and warrants that it is not and will not be required to give any notice to, make any filing with, or obtain any material Consent from any person in connection with the execution and delivery of this Agreement, the performance of its obligations hereunder, or the consummation of this transaction, other than the Consents described on Exhibit 4.2.1 except for Consents, the failure of which to obtain would not have a material adverse effect on the ability of the Transferor to consummate the transactions contemplated hereby.

7.1.4 Books and Records. The Books and Records are complete and correct in all material respects and have been maintained in accordance with sound business practices.

7.1.5 Possession of Assets. The assets used in the Business are assets of the Transferor as of the Effective Date and are in Transferor’s possession as of the Effective Date, and that Transferor has all requisite title or license to convey the Purchased Assets to Acquiror as contemplated by the Agreement.

7.1.6 No Material Adverse Changes. There have been no material adverse changes to the Business, operations or financial condition other than as disclosed to Acquiror.

7.1.7 Certain Proceedings. No proceeding is pending or, to Transferor’s Knowledge, has been threatened against Transferor that challenges, or could reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, this transaction.

7.1.8 Transferor Financial Statements.

Not Applicable

7.1.9 To the Knowledge of Transferor, since October 1, 2016, (i) there has been no material adverse change in the Condition of the Business, (ii) the Business has, in all material respects, been conducted in the ordinary course of business consistent with past practice, (iii) there has not been any material obligation or liability (contingent or otherwise) incurred by Transferor with respect to the Business other than obligations and liabilities incurred in the ordinary course of business, (iv) there has not been any purchase, sale or other disposition, or any agreement or other arrangement, oral or written, for the purchase, sale or other disposition, of any intellectual properties, and (v) none of the intellectual property assets being acquired of Transferor have been used to reduce liabilities which are not being assumed by Acquiror.

7.1.10 No Undisclosed Liabilities. Transferor does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $5,000, whether accrued, absolute, contingent, matured, unmatured or other associated with the intellectual property assets being acquired under this Agreement.

7.1.11	Tax and Other Returns and Reports. Not Applicable
7.1.12	Agreements, Contracts and Commitments. Except as set forth on herewith, Transferor does not have, is not a party to nor is it bound by:

(i)     any collective bargaining agreements,

(ii)	any fidelity or surety bond or completion bond,
(iii)	any agreement, contract or commitment containing any covenant limiting the freedom of Transferor to sale the intellectual property,

(iv) any agreement, contract or commitment relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of the Business,

(v) any distribution, joint marketing or associated with the Purchased Assets development agreement,

(xvii) Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all as noted in Schedule 7.1.12, Transferor has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment to which it is a party or by which it is bound and which are required to be set forth in Schedule 7.1.12 (any such agreement, contract or commitment, a “CONTRACT”) except for breaches, violations or defaults that will not have a Material Adverse Effect. Each agreement, contract or commitment set forth in any of Transferor Schedules is in full force and effect and, except as otherwise disclosed in Schedule 3.12(b), is not subject to any default thereunder of which Transferor has knowledge by any party obligated to Transferor pursuant thereto.

7.1.13 Governmental Authorization. Exhibit 7.1.13 accurately lists each material consent, license, permit, grant or other authorization issued to Transferor by a governmental entity (i) pursuant to which Transferor currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called “TRANSFEROR AUTHORIZATIONS”), which Transferor Authorizations are in full force and effect and constitute all Transferor Authorizations required to permit Transferor to operate or conduct its business substantially as it is currently and has been conducted or hold any interest in its properties or assets.

7.1.14 Litigation. Except as set forth in Exhibit 7.1.14, there is no action, suit, claim or proceeding of any nature pending or, to the knowledge of Transferor, threatened against Transferor, its properties or any of its officers or directors in their capacity as such, nor, to the knowledge of Transferor, is there any basis therefore. Except as set forth in Schedule 7.1.15, there is no investigation pending or to the knowledge of Transferor, threatened against

Transferor, its properties or any of its officers or directors (nor, to the Knowledge of Transferor, is there any basis therefore) by or before any governmental entity. Schedule 7.1.14 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. Except as set forth in Schedule 7.1.15, no governmental entity has at any time challenged or questioned the legal right of Transferor to manufacture, offer or sell any of its products in the present manner or style thereof. Neither Transferor nor any of the Purchased Assets is subject to any material order, writ, injunction, judgment or decree of any court or other governmental agency or authority.

7.1.15	Accounts Receivable. Not Applicable
7.1.16	Minute Books. Not Applicable
7.1.17	Environmental Matter. Not Applicable

7.2 Acquiror’s Representations and Warranties. Acquiror represents and warrants to Transferor as follows:

7.2.0 Organization and Good Standing. Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

7.2.1	Authority; No Conflict.
(a)	This Agreement constitutes the legal, valid, and binding obligation of

Acquiror, enforceable against Acquiror in accordance with its terms. Upon their execution and delivery by Acquiror at the Closing, the Acquiror’s closing documents will constitute the legal, valid, and binding obligations of Acquiror, enforceable against Acquiror in accordance with their respective terms. Acquiror has full corporate power, authority, and capacity to execute and deliver this Agreement and the Acquiror’s closing documents and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Board of Directors of the Acquiror has approved this Agreement and the transactions contemplated hereby.

(b) Neither the execution and delivery of this Agreement, nor the performance of any of Acquiror’s obligations hereunder, nor the consummation of this transaction will, directly or indirectly (with or without notice, lapse of time, or both), (i) contravene, conflict with, or result in a violation of any provision of Acquiror’s Organizational Documents or any resolution adopted by the Board of Directors or the shareholders of Acquiror; or (ii) give any Person the right to prevent or otherwise interfere with this transaction pursuant to any legal requirement or order to which Acquiror is subject or any Contract to which Acquiror is a party or by which it or any of its assets is bound.

7.2.2 Certain Proceedings. No proceeding is pending or, to Acquiror’s

Knowledge, has been threatened against Acquiror that challenges, or could reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, this transaction.

7.2.3 Title to Shares. The Shares are duly authorized and, when issued, upon the consummation of the transactions set forth herein, Transferor will own the Shares free and clear of all liens and encumbrances whatsoever.

8.	Additional Covenants.

8.1 Covenants by Each Party.

8.1.1 Release of Acquiror and Transferor. At Closing, Acquiror and Transferor shall enter into a release agreement (the “Release Agreement”) in the form of Exhibit 8.1.1 attached hereto.

8.1.2 Cooperation. Each of the parties hereto shall cooperate with the other parties in every reasonable way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for each party hereto.

8.1.3 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

8.1.4FurtherAssurances.FromtimetotimeaftertheClosing, Transferor will, at its own expense, execute and deliver, or cause to be executed and delivered, such documents to Acquiror as Acquiror may reasonably request in order more effectively to vest in Acquiror good title to the Purchased Assets and otherwise to consummate the transactions contemplated by this Agreement, and from time to time after the Closing, Acquiror will, at its own expense, execute and deliver such documents to Transferor as Transferor may reasonably request in order more effectively to consummate the assumption of the Assumed Liabilities by Acquiror and otherwise to consummate the transactions contemplated by this Agreement.

8.2 Indemnification.

8.2.1 By Acquiror. In the event the Acquiror (i) breaches or is deemed to have breached any of the representations and warranties contained in this Agreement or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, then the Acquiror shall hold harmless, indemnify and defend Transferor, and each of its directors, officers, shareholders, attorneys, representatives and agents, from and against any Damages incurred or paid by Transferor to the extent such Damages arise or result from a breach by the Acquiror of any such representations and warranties or a violation of any covenant in this Agreement.

8.2.2 By Transferor. In the event Transferor (i) breaches or is deemed to have breached any of the representations and warranties contained in this Agreement or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, Transferor shall hold harmless, indemnify and defend Acquiror, and each of its directors, officers, shareholders, attorneys, representatives and agents, from and against any Damages incurred or paid by the Acquiror to the extent such Damages arise or result from a breach by Transferor of any such representations or warranties or a violation of any covenant in this Agreement. For purposes of this Section 8.2, “Damages” shall mean any and all costs, losses, damages, liabilities, demands, claims, suits, actions, judgments, causes of action, assessments or expenses, including interest, penalties, fines and attorneys’ fees and expenses incident thereto, incurred in connection with any claim for indemnification arising out of this Agreement, and any and all amounts paid in settlement of any such claim.

8.3 Retention of and Access to Books and Records. Transferor agree to retain the Books and Records for a period of five (5) years after the Closing Date and to make them available to Acquiror for the purpose of making copies thereof at Acquiror’s expense of.

9. Termination.

9.1 Termination Events. Except as otherwise provided for, this Agreement may, by notice given prior to or at the Closing (which notice shall specify the grounds for termination), be terminated by mutual written agreement of both Transferor and Acquiror.

9.2 Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not constitute an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall thereupon terminate, except that Sections 10 and 12 shall survive; provided, however, that if this Agreement is terminated by a party because of a material Breach of this Agreement by any of the parties or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of any party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies shall survive such termination unimpaired.

10.	Default; Remedies.

10.1 Time of Essence. Time is of the essence of the parties’ obligations under this Agreement.

10.2 Remedies. If any party fails to perform its obligations under this Agreement, the other party shall be entitled to pursue all remedies available at law or in equity, including, in the case of a failure to consummate this transaction following satisfaction (or waiver) of the conditions set forth in Section 6.1 or 6.2, as applicable, the remedy of specific performance; provided, however, that except with respect to a failure to close this transaction as provided herein, a party shall not be in default hereunder unless (i) the non-Breaching party has given the Breaching party notice specifying the nature of the Breach in reasonable detail, and (ii) the Breaching party either (a) has failed to cure such Breach within ten (10) Business Days after such notice is given, or (b) if such Breach cannot be cured solely by the payment of money and cannot reasonably be cured within ten (10) Business Days despite the exercise of Best Efforts, has failed to commence curative action within ten (10) Business Days after such notice is given or thereafter fails to complete the cure of such Breach as soon as practicable.

10.3 First Right of Refusal.Not Applicable

11. Survival of Representations and Warranties

11.1Survival of Representations and Warranties. Therepresentationsand warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until December 31, 2018.

12.	Resolution of Conflicts; Arbitration.

12.1 In case the Transferor shall so object in writing to any claim or claims made in any Officer’s Certificate, the Transferor and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Transferor and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

12.2 If no such agreement can be reached after good faith negotiation, the matter shall be arbitrated before the American Arbitration Association. Either Acquiror or the Transferor may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained upon the conclusion of such litigation or both parties agree to arbitration, and in either such event the matter shall be settled by binding arbitration conducted by three arbitrators. Acquiror and the Transferor shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions of law, which shall set forth the award, decree or order of the arbitrators.

12.3 Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held at the discretion of Acquiror in Brevard County, Florida, under the rules then in effect of the American Arbitration Association.

13. Agent of Transferor’s Stockholders; Power Of Attorney.

Upon execution and delivery of this Agreement, without further act of any stockholder of Transferor, the law firm of Arcadier & Associates PC shall be appointed as agent and attorney-in-fact (the “TRANSFEROR STOCKHOLDER AGENT”) for each stockholder of Transferor on behalf of stockholders of Transferor, to give and receive notices and communications, to authorize delivery to Acquiror of Acquiror Common Stock in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Transferor Stockholder Agent for the accomplishment of the foregoing. No bond shall be required of the Transferor Stockholder Agent, and the Transferor Stockholder Agent shall not receive compensation for his services. Notices or communications to or from the Transferor Stockholder Agent shall constitute notice to or from each of the stockholders of Transferor.

The Transferor Stockholder Agent shall not be liable for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment. The stockholders of Transferor shall severally indemnify the Transferor Stockholder Agent and hold the Transferor Stockholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Transferor Stockholder Agent and arising out of or in connection with the acceptance or administration of the Transferor Stockholder Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Transferor Stockholder Agent.

13.2 Actions of the Transferor’s Stockholder Agent.Adecision,act, consent or instruction of the Transferor Stockholder Agent shall constitute a decision of all the stockholders and shall be final, binding and conclusive upon each of such stockholders, and Acquiror may rely upon any such decision, act, consent or instruction of the Transferor’s Stockholder Agent as being the decision, act, consent or instruction of each and every such stockholder of Transferor. The Acquiror is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Transferor Stockholder Agent.

13.3 Third-Party Claims. If a third-party asserts a claim, Acquiror shall have the right in its sole discretion to defend and to settle such third-party claim, provided, however, that any counsel retained to defend a third-party claim to be satisfied shall be reasonably acceptable to the Transferor Stockholder Agent and Acquiror shall not settle any such third party claim without the prior consent of the Transferor Stockholder Agent, which consent shall not be unreasonably withheld.

13.4 Limitation on Liability. Notwithstanding any other provision of this Agreement to the contrary, absent fraud or bad faith, the liability of Transferor with respect to any claim for a breach of any representation, warranty, covenant or agreement contained in this Agreement shall be limited to the intangible assets listed in this Agreement, and no Principal Stockholder shall have any liability to Acquiror or arising from any breach after the close of this transaction other than with respect to claims made prior to such termination under this Agreement.

14.	Construction and Interpretation

14.1 The headings or titles of the sections of this Agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement. References herein to sections are to sections of this Agreement unless otherwise specified.

14.2 Meanings of defined terms used in this Agreement are equally applicable to singular and plural forms of the defined terms. The masculine gender shall also include the feminine and neutral genders and vice versa.

14.3 As used herein, (i) the term “party” refers to a party to this Agreement, unless otherwise specified, (ii) the terms “hereof,” “herein,” “hereunder,” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the term “this transaction” refers to the transaction contemplated by this Agreement, (iv) the term “including” is not limiting and means “including without limitation,” (v) the term “documents” includes all instruments, documents, agreements, certificates, indentures, notices, and other writings, however evidenced, and (vi) the term “property” includes any kind of property or asset, real, personal, or mixed, tangible or intangible.

14.4 In the event any period of time specified in this Agreement ends on a day other than a Business Day, such period shall be extended to the next following Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

14.5 This Agreement is the product of arm’s length negotiations among, and has been reviewed by counsel to the parties and is the product of all the parties. Accordingly, this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

15.	Miscellaneous Provisions.

15.1 Survival of Covenants. Each covenant or agreement of the parties set forth in this Agreement which by its terms expressly provides for performance after the Closing Date shall survive the Closing and be fully enforceable thereafter.

15.2 Expenses. Except as otherwise provided, each party shall bear its own expenses incurred in connection with the preparation, execution, and performance of this Agreement and this transaction, including all fees and expenses of its own Representatives or any other similar payment in connection with this transaction.

15.3 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and, subject to the restrictions on assignment set forth herein, their respective successors and assigns.

15.4 Assignment. Neither party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party. No assignment of this Agreement shall release the assigning party from its obligations under this Agreement.

15.5 Notices. All notices under this Agreement shall be in writing. Notices may be (i) delivered personally, (ii) transmitted by facsimile, (iii) delivered by a recognized national overnight delivery service, or (iv) mailed by certified United States mail, postage prepaid and return receipt requested. Notices to any party shall be directed to its address set forth in this agreement, or to such other or additional address as any party may specify by notice to the other party. Any notice delivered in accordance with this Section 13.5 shall be deemed given when actually received or, if earlier, (a) in the case of any notice transmitted by facsimile, on the date on which the transmitting party receives confirmation of receipt by facsimile transmission, telephone, or otherwise, if sent during the recipient’s normal business hours or, if not, on the next Business Day, (b) in the case of any notice delivered by a recognized national overnight delivery service, on the next Business Day after delivery to the service or, if different, on the day designated for delivery, or (c) in the case of any notice mailed by certified U.S. mail, two (2) Business Days after deposit therein.

15.6 Waiver. Any party’s failure to exercise any right or remedy under this Agreement, delay in exercising any such right or remedy, or partial exercise of any such right or remedy shall not constitute a waiver of that or any other right or remedy hereunder. A waiver of any Breach of any provision of this Agreement shall not constitute a waiver of any succeeding Breach of such provision or a waiver of such provision itself. No waiver of any provision of this Agreement shall be binding on a party unless it is set forth in writing and signed by such party.

15.7 Amendment. This Agreement may not be modified or amended except by the written agreement of the parties.

15.8 Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, then (i) such provision shall be enforceable to the fullest extent permitted by applicable law, and (ii) the validity and enforceability of the other provisions of this Agreement shall not be affected and all such provisions shall remain in full force and effect.

15.9 Integration. This Agreement, including the Exhibits and Schedules hereto, contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect thereto. The parties acknowledge and agree that there are no agreements or representations relating to the subject matter of this Agreement, either written or oral, express or implied, that are not set forth in this Agreement, in the Exhibits and Schedules to this Agreement.

15.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without regard to the principles thereof relating to conflicts of laws).

15.11 Arbitration. All disputes or claims arising out of or relating to this Agreement, or the breach hereof, including disputes as to the validity and/or enforceability of this Agreement or any portion thereof, and any claims for indemnification under the provisions of this Agreement, shall be resolved by binding arbitration conducted in Nevada. Any arbitration pursuant to this Section 12.11 shall be conducted, upon the request of any party, before a single arbitrator selected by the parties or, failing agreement on the choice of an arbitrator within thirty (30) days of service of written demand for arbitration, by an arbitrator designated by the Presiding Judge of the Superior Court for Nevada. The arbitrator shall be a practicing attorney licensed to practice in one or more of the fifty (50) states, with substantial experience in commercial and/or commercial litigation Matter, who has been in active practice for at least ten (10) years. Such arbitration shall be conducted in accordance with the laws of the State of Nevada and pursuant to the commercial arbitration rules of the American Arbitration Association (although not under the auspices of the American Arbitration Association) and such of the federal rules of civil procedure as the arbitrator may determine. The arbitration shall be conducted within forty-five (45) days of the selection of the arbitrator and the arbitrator shall render his or her decision within twenty (20) days after conclusion of the arbitration. The prevailing party in the arbitration shall be entitled as a part of the arbitration award to the costs and expenses (including reasonable attorneys’ fees and the fees of the arbitrator) of investigating, preparing, and pursuing or defending the arbitration claim as such costs and expenses are awarded by the arbitrator. The duty to arbitrate shall survive a termination or cancellation of this Agreement and shall be specifically enforceable under applicable federal law and the prevailing arbitration law of the State of Nevada. The decision of the arbitrator shall be final and binding upon the parties and enforceable in any court of competent jurisdiction.

15.12 Execution. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement. Each party may rely upon the signature of each other party on this Agreement that is transmitted by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with the original ink signature of the transmitting party.

15.13 Waiver of Conflicts The parties acknowledge that certain of the principals of VAPOMINS VERTIEBSGESELLSCHAFT MBH may have independent agreements with MCig. The terms and conditions of these agreements have been negotiated in good faith and at arms-length. Any conflict of interest, whether real or implied resulting from these prior agreements are deemed by the parties hereto to be waived.

15.14 Incorporation of Recitals, Exhibits, and Schedules. The Recitals to this Agreement and all Exhibits and Schedules to this Agreement are incorporated herein by this reference.

15.15 Further Assurances. Each party agrees to execute and deliver such additional documents and instruments as may reasonably be required to effect this transaction fully, so long as the terms thereof are consistent with the terms of this Agreement.

15.16 Bulk Sales. Not Applicable

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ACQUIROR: MCIG, INC	TRANSFEROR: VAPOMINS VERTIEBSGESELLSCHAFT MBH

By:_______________________ Name: Paul Rosenberg Title: Chief Executive Officer	By:___________________________ Name: Johannes Luis Schmid Title: President

EXHIBIT 1

NONE

EXHIBIT 2.2

PURCHASED ASSETS

ALL INTELLECTUAL PROPERTY ASSOCIATED WITH VITASTIK BRAND
Active trademarks for VitaStik in the countries of:
- Germany
- UK
- European Union
- China
- Australia
- Japan (not active yet)
- Mex
- Turkey
-Norway
- Swiss

EXHIBIT 2,4

ASSUMED LIABILITIES

NONE

SCHEDULE 3,2

COMMON SHAREHOLDER LIST

1

EXHIBIT 6.2.1

BILL OF SALE

AND

ASSIGNMENT AND ASSUMPTION

     This Bill of Sale and Assignment and Assumption Agreement (this “Bill of Sale”), dated as of ___________, 20__ (the “Effective Date”) by and between ________________, a ____________ corporation (“Acquiror”), and __________, a _______________ limited liability company (“Transferor”).

Recitals:

     A. TRANSFEROR and ACQUIROR entered into that certain Purchase Agreement, __________, 20__ (the “Agreement”), which provides, on the terms and conditions set forth therein, for the transfer by Transferor and purchase by Acquiror of the Assets of Transferor as set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

     B. The assets being sold by Transferor and purchased by Acquiror include, but are not limited to, all of Transferor’s tangible and intangible property used in the Business (the “Purchased Assets”) as set forth in the Agreement.

     C. Acquiror desires to obtain all right, title and interest in and to any and all of the Purchased Assets.

     D. This Bill of Sale is being executed and delivered in order to affect the transfer of the Purchased Assets to Acquiror, as provided in the Agreement.

     NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor agree as follows:

     1. Assignment. Transferor hereby sells, grants, conveys, bargains, transfers, assigns and delivers to Acquiror, and to Acquiror’s successors and assigns, all of Transferor’s rights, titles and interests, legal and equitable, throughout the world, in and to the Purchased Assets, to have and to hold the same forever. This is a transfer and conveyance by Transferor to Acquiror of good and marketable title to the Purchased Assets, free and clear of all encumbrances except as provided in the Agreement or on the Schedules thereto. Subject to the conditions and limitations contained in the Agreement, Transferor hereby covenants and agrees to warrant and defend title to the Purchased Assets against any and all claims whatsoever to the extent represented and warranted to in the Agreement.

2

     2. Assumption. Acquiror, in consideration of the assignment, hereby assumes and undertakes to discharge, as appropriate in accordance with their terms, all of the Assumed Liabilities except as otherwise set forth in the Agreement. Except as provided for in this Paragraph 2, Acquiror is not hereby assuming, and the Acquiror shall not assume or otherwise be obligated to pay, perform, satisfy or discharge, any liabilities or obligations of Transferor or the Business.

     3. Further Assurances. Transferor agrees that it will, at Acquiror’s request at any time and from time to time after the date hereof and without further consideration, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and other instruments and assurances as may be considered by Acquiror, its successors and assigns, to be necessary or proper to better effect the sale, conveyance, transfer, assignment, assurance, confirmation and delivery of ownership of the Purchased Assets to Acquiror, or to aid and assist in collecting and reducing to the possession of Acquiror, any and all Purchased Assets.

     4. Amendment or Termination; Successors and Assigns. This Bill of Sale may not be amended or terminated except by a written instrument duly signed by each of the parties hereto. This Bill of Sale shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns.

     5. No Third Parties. Nothing in this Bill of Sale, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm or corporation other than Acquiror and Transferor, their successors and assigns, any remedy or claim under or by reason of this instrument or any term, covenant or condition hereof, and all of the terms, covenants, conditions, promises and agreements contained in this instrument shall be for the sole and exclusive benefit of the Acquiror and Transferor, their successors and assigns.

     6. Construction. This Bill of Sale, being further documentation of a portion of the conveyances, transfers and assignments provided for in and by the Agreement, neither supersedes, amends, or modifies any of the terms or provisions of the Agreement nor does it expand upon or limit the rights, obligations or warranties of the parties under the Agreement. In the event of a conflict or ambiguity between the provisions of this Bill of Sale and the Agreement, the provisions of the Agreement will be controlling.

     7. Governing Law. The rights and obligations of the parties under this Bill of Sale will be construed under and governed by the internal laws of the State of Nevada (regardless of its or any other jurisdiction’s conflict-of-law provisions).

     8. Counterparts. This Bill of Sale may be executed by facsimile in one or more counterparts and by facsimile, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

3

                  IN WITNESS WHEREOF, the parties have executed this Bill of Sale as of the Effective Date.

                                        ACQUIROR:                                                         TRANSFEROR:

By:___________________________________ Name: Title:	By:___________________________________ Name: Title:

4

EXHIBIT 4.2.1

CONSENTS

EXHIBIT 7.1.13

GOVERNMENTAL LICENSES, PERMITS, AND OTHER AGREEMENTS

EXHIBIT 7.1.14

LITIGATIONS

1

EXHIBIT 8.1.1

MUTUAL RELEASE AGREEMENT

     This Mutual Release Agreement (this “Release Agreement”), dated as of ___________, 20__ (the “Effective Date”), by and between _______________, a _____________ corporation (“Acquiror”) and _____________________, a __________ corporation(“Transferor”).

RECITALS

     WHEREAS, Transferor and Acquiror are parties to that certain Purchase Agreement, dated ________, 20__ (the “Purchase Agreement”), and this Release Agreement is that certain Release Agreement as that term is defined in the Asset Purchase Agreement; and

     WHEREAS, Transferor and Acquiror now wish to enter into this Release Agreement with respect to the consummation of the Purchase Agreement.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     1. Definitions. Any capitalized term used in this Release Agreement without definition shall have the meaning given to such term in the Purchase Agreement.

     2. Release by Transferor. Transferor hereby fully, forever, irrevocably, and unconditionally releases and discharges Acquiror, including, as applicable, all past and present officers, directors, stockholders, affiliates (including, but not limited to, parent, subsidiary and affiliated corporations), agents, employees, representatives, lawyers, administrators, spouses, and all persons acting by, through, under, or in concert with them, from any and all claims, damages or other sums, including attorneys' fees and costs, which Transferor may have against them, or any of them, which could have arisen out of any act or omission occurring from the beginning of time to the effective date of this Agreement, whether now known or unknown, and whether asserted or unasserted.

3. ReleasebyAcquiror.Acquirorherebyfully,forever,irrevocably,and unconditionally releases and discharges Transferor, including, as applicable, all past and present officers, directors, stockholders, affiliates (including, but not limited to, parent, subsidiary and affiliated corporations), agents, employees, representatives, lawyers, administrators, spouses, and all persons acting by, through, under, or in concert with them, from any and all claims, damages or other sums, including attorneys' fees and costs, which Acquiror may have against them, or any of them, which could have arisen out of any act or omission occurring from the beginning of time to the effective date of this Agreement, whether now known or unknown, and whether asserted or unasserted.

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4.	Miscellaneous.

4.1 Severability. The invalidity of all or any part of this Release Agreement shall not render invalid the remainder of this Release Agreement. In the event a court of competent jurisdiction should decline to enforce any provision of this Release Agreement, such provision shall be reformed to the extent necessary in the judgment of such court to make such provision enforceable to the maximum extent that the court shall find enforceable.

4.2 Notices. Any notice hereunder shall be sufficient if in writing and telefaxed to the party or sent by certified mail, return receipt requested and addressed as identified in the Asset Purchase Agreement dated __________, 20__.

4.3 Governing Law. This Agreement is made and shall be construed and performed in accordance with the laws of the State of Nevada.

4.4 Waiver of Agreement. Any term or condition of this Release Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Release Agreement, in any one or more instance, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Release Agreement on any future occasion. All remedies, either under this Release Agreement, by law or otherwise, will be cumulative and not alternative.

4.5 Headings. The headings of the sections of this Release Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

4.6 Counterparts. This Release Agreement may be executed by facsimile and in two (2) or more counterparts, each of which shall be deemed an original and all of which shall constitute one (1) instrument.

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   IN WITNESS WHEREOF, each of the parties has caused this Release Agreement to be executed as of the Effective Date.

                                     ACQUIROR:                                                           TRANSFEROR:

By:___________________________________ Name: Title:	By:___________________________________ Name: Title:

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